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Exhibit 11

Computation of Earnings per Share

Bob Evans Farms, Inc.

                                                                             YEAR ENDED
                                                         ----------------------------------------------------
                                                          APRIL 25, 1997    APRIL 26, 1996     APRIL 28, 1995
                                                         ----------------------------------------------------

Weighted average number of shares
   outstanding during the year used in
   computation of net income per share                         41,986,605       42,311,442        42,179,130

Net effect of dilutive stock options based on
   treasury stock method using average market
   price                                                           74,767          126,582           284,582
                                                         ----------------------------------------------------

Number of shares for computation of primary
   net income per share                                        42,061,372       42,438,024        43,463,712

Net additional shares added to above based on
   treasury stock method using the year-end
   market price, if higher than average market
   price                                                               --               --                --
                                                         ----------------------------------------------------

Number of shares for computations of fully
   diluted net income per share                                42,061,372       42,438,024        42,463,712
                                                         ----------------------------------------------------

Net income                                                    $36,076,000      $29,216,000       $53,510,000
                                                         ----------------------------------------------------

Net income per share                                               $0.86            $0.69             $1.27

Primary net income per share (1)                                   $0.86            $0.69             $1.26

Fully diluted net income per share (1)                             $0.86            $0.69             $1.26

Notes:
------

(1) The effect on net income per share assuming full dilution was less than 3% for all years and therefore has not been reflected in the Consolidated Statements of Income.
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